Exhibit 10.49

Revocation of
Statement of Amendment
of STIP and LTIP

On March 4, 2015, the Board of Trustees (the "Board") and Compensation Committee (the "Committee") of Washington Real Estate Investment Trust (the "Trust") approved a special amendment to the Short-Term Incentive Plan, effective January 1, 2014 (the "STIP"), and the Long Term Incentive Plan, effective January 1, 2014 (the "LTIP"), that set separate award opportunity levels under the STIP and LTIP for Mr. Stephen Riffee, as reflected in that certain Statement of Amendment of STIP and LTIP made as of March 4, 2015 (the "March 2015 Statement of Amendment").

On February 8, 2017, the Board and the Committee adopted resolutions approving the termination of the amendments reflected in the Statement of Amendment so that, effective as of January 1, 2017, Mr. Riffee will be subject to the same award opportunity levels that otherwise apply to officers of the Trust as set forth in the STIP and LTIP.

This Revocation of Statement of Amendment is made as of February 8, 2017 to serve as the written memorialization of the termination of the March 2015 Statement of Revocation as described above.

Washington Real Estate Investment Trust

By:	/s/ Kelly N. Shiflett
Corporate Secretary